Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

RTIE Holdings LLC,

RTI Electronics, Inc. and

IntriCon Corporation

Dated May 28, 2010

(i)

(ii)

(iii)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated May 28, 2010, by and among RTIE Holdings LLC, a Delaware limited liability company (“Buyer”); RTI Electronics, Inc., a Delaware corporation (“Seller”); and Intricon Corporation, a Pennsylvania corporation (the “Shareholder”).

RECITALS

Shareholder owns one hundred (100) shares of the common stock, par value $0.01 per share, of Seller, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller. Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

ARTICLE 1.	DEFINITIONS AND USAGE

Section 1.01	DEFINITIONS

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.01:

“Accounts Payable” — as defined in Section 2.04.

“Accounts Receivable” — (a) all trade accounts receivable and other rights to payment from customers of Seller and the benefit of any security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the benefit of any security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accrued Liabilities” — as defined in Section 2.04.

“Adjustment Amount” — as defined in Section 2.08.

“Amecon Debt” — Means the remaining portion of the purchase price and interest thereon payable under the Asset Purchase Agreement dated as of October 6, 2005 among Seller, Amecon, Inc., a California corporation, and Frank Carlone and Laura Carlone.

“Assets” — as defined in Section 2.01.

“Assignment and Assumption Agreement” — as defined in Section 2.07(a)(ii).

“Assumed Liabilities” — as defined in Section 2.04(a).

“Balance Sheet” — as defined in Section 3.04.

“Bill of Sale” — as defined in Section 2.07(a)(i).

“Breach” — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws” — as defined in Section 5.10.

“Business Day” — any day other than (a) Saturday or Sunday or (b) any other day on which banks in the United States of America are permitted or required to be closed.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons” — as defined in Section 11.02.

“Closing” — as defined in Section 2.06.

“Closing Accounts Receivable” — as defined in Section 2.09(b).

“Closing Accounts Payable” — as defined in Section 2.09(b).

“Closing Accrued Liabilities” — as defined in Section 2.09(b).

“Closing Balance Sheet” — as defined in Section 2.09(b).

“Closing Date” — the date on which the Closing actually takes place.

Closing Financial Statements — as defined in Section 2.09(b).

Closing Inventories — as defined in Section 3.12.

“COBRA” — as defined in Section 3.16(f).

“Code” — the Internal Revenue Code of 1986, as amended.

“Collected Accounts Receivable” — as defined in Section 2.08.

“Confidential Information” — as defined in Section 12.01.

“Consent” — any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” — all of the transactions contemplated by this Agreement.

“Contract” — any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” — as defined in Section 3.25(a)(iii).

“Damages” — as defined in Section 11.02.

“Disclosure Letter” — the disclosure letter delivered by Seller and Shareholder to Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” — means the close of business on the Closing Date.

“Employee Plans” — means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

“Employment Agreement” — as defined in Section 2.07(a)(vi).

“Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first option, right of first refusal or similar purchase right, including any restriction on use (except as set forth in any Seller Contract or Lease), voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities” — any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to: (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law” — any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” — the Employee Retirement Income Security Act of 1974.

“Exchange Act” — the Securities Exchange Act of 1934.

“Excluded Assets” — as defined in Section 2.02.

“Facilities” — any real property, leasehold or other interest in real property currently owned or leased by Seller, including the Tangible Personal Property and Improvements owned or leased by Seller in their present location.

“GAAP” — generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Income Statement, Balance Sheet, and Closing Financial Statements and the other financial statements referred to in Sections 2.09 and 3.04 were prepared.

“Governing Documents” — with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” — any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” — any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

“Hazardous Activity” — the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material” — any substance, material or waste which is regulated by any Governmental Body under any provision of Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“Improvements” — all structures, fixtures and improvements owned by Seller included in the Assets, including those improvements under construction.

“Indemnified Person” — as defined in Section 11.09.

“Indemnifying Person” — as defined in Section 11.09.

“Intellectual Property Assets” — as defined in Section 3.25(a).

“Inventories” — all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.

“IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge” –means (a) with respect to Seller, both the actual knowledge, after reasonable inquiry, and that knowledge which should have been known by a similarly situated individual in the course and scope of his or her position with the Seller, of Scott Longval, Steve Binnix, Jonathan Smith, William Wentzel and Renee Fletcher; and (b) with respect to Buyer, both the actual knowledge, after reasonable inquiry, and that knowledge which should have been known by a similarly situated individual in the course and scope of his or her position with the Buyer, of Mark Schelbert and Benjamin D. Goodman.

“Lease” — any Space Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement” — any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks” — as defined in Section 3.25(a)(i).

“Material Consents” — as defined in Section 7.3.

“Occupational Safety and Health Law” — any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Part” — a part or section of the Disclosure Letter.

“Patents” — as defined in Section 3.25(a)(ii).

“Permitted Encumbrances” — as defined in Section 3.09.

“Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” — as defined in Section 2.03.

“Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person” — With respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such individual’s Family; (c) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action” — all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities” — as defined in Section 2.04(b).

“SEC” — the United States Securities and Exchange Commission.

“Securities Act” — as defined in Section 3.03.

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Contract” — any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.

“Shareholder” — as defined in the first paragraph of this Agreement.

“Software” — all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Space Lease” — any lease or rental agreement pertaining to the occupancy of any improved space.

“Subsidiary” — with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles, trade fixtures including all HVAC units owned by the Seller and ventilation system and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty (to the extent transferable) by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” — a Person that is not a party to this Agreement or a Related Person of a party to this Agreement.

“Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release” — a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“WARN Act” — as defined in Section 3.23(d).

Section 1.02	USAGE

(a) Interpretation. In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

          (ii)      reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

          (v)      reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; provided however that for the purposes of the representations and warranties made in this Agreement, references to any Legal Requirement shall mean such Legal Requirement as in effect on the date as of which any such representation or warranty is made or given;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

          (b)      Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

          (c)      Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

ARTICLE 2.	SALE AND TRANSFER OF ASSETS; CLOSING

Section 2.01	ASSETS TO BE SOLD

          Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):

          (a)     all Improvements as set forth in Part 2.01(a);

          (b)     all Tangible Personal Property as set forth in Part 2.01(b);

          (c)     all Inventories as updated and finalized on the Closing Inventories as set forth in Part 3.12;

          (d)     all Accounts Receivable as updated and finalized on the Closing Accounts Receivable as finally determined pursuant to Section 2.09 hereof;

          (e)     all Seller Contracts, including those listed in Part 3.20(a), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;

          (f)      all Governmental Authorizations and all pending applications therefore or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.17(b);

          (g)     all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Part 2.02(g);

          (h)     all of the intangible rights and property of Seller, including Trade Secrets and Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Parts 3.25(b), (c), (g) and (h) including all websites, domain names and property covered by common law copyright;

          (i)      [intentionally omitted];

          (j)      all claims of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or non-contingent, including all such claims listed in Part 2.01(j);

          (k)     any other Asset of Seller as described and in such amounts as set forth on the April 30, 2010 Balance Sheet as updated and finalized on the Closing Balance Sheet as finally determined pursuant to Section 2.09 hereof;

          (l)      all rights of Seller to enforce provisions concerning confidentiality, nonsolicitation, noncompetition, ownership of inventions and ideas, and similar provisions contained in an Employee Patent, Invention and Confidential Information Agreement between Steven M. Binnix and Ketema, Inc. dated as of August 29, 1994, Employment Agreement between Steven M. Binnix and Shareholder dated as of October 5, 2007, and Release Agreement of Steven M. Binnix dated as of May 14, 2010;

          (m)    all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof.

          All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

          Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.04(a).

Section 2.02	EXCLUDED ASSETS

          Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

          (a)          all cash, cash equivalents and short-term investments;

          (b)          all minute books, stock Records and corporate seals;

          (c)          the shares of capital stock of Seller held in treasury;

          (d)          intentionally omitted;

          (e)          all insurance policies and rights thereunder;

          (f)          intentionally omitted;

          (g)          all personnel Records and other Records that Seller is required by law to retain in its possession;

          (h)          all Tax Returns and all claims for refund of Taxes and other governmental charges of whatever nature (although Buyer will be granted access to and copies of Seller’s tax returns upon reasonable request);

          (i)          all rights in connection with and assets of the Employee Plans;

          (j)          all rights of Seller under this Agreement, the Bill of Sale, the Assignment and Assumption Agreement; and

          (k)          intentionally omitted.

          For the avoidance of doubt, Shareholder is the owner of the Mark “IntriCon” and Buyer shall not acquire any right or interest in or to such Mark.

Section 2.03	CONSIDERATION

          The consideration for the Assets (the “Purchase Price”) will be (a) eight hundred fifty thousand dollars ($850,000) subject to adjustment by the Adjustment Amount, and (b) the assumption of the Assumed Liabilities. In accordance with Section 2.07(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer to Seller as follows:

          (a)          Eight hundred fifty thousand dollars ($850,000) by wire transfer of immediately available federal funds on the Closing Date; and,

          (b)          The assumption of the Assumed Liabilities pursuant to the Assignment and Assumption Agreement (as defined in Section 2.07(a)(ii)).

Section 2.04	LIABILITIES

          (a)          Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

              (i)          (A) any trade accounts payable not more than twenty (20) days past due (collectively, “Accounts Payable”), and (B) any customer deposits and Amecon Debt (collectively, “Accrued Liabilities”); except other than any trade accounts payable, intercompany loan, or other obligation to Shareholder or a Related Person of Seller or Shareholder as set forth on the April 30, 2010 Balance Sheet as updated and finalized on the Closing Financial Statements as finally determined pursuant to Section 2.09 hereof;

              (ii)          any other Liability of Seller as described and in such amounts as set forth on the April 30, 2010 Balance Sheet as updated and finalized on the Closing Balance Sheet as finally determined pursuant to Section 2.09(b) hereof;

              (iii)          any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for orders outstanding as of the Effective Time reflected on Seller’s books (other than any monetary Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

              (iv)          any Liability to Seller’s customers under written warranty agreements in the forms disclosed or under warranties as described in Part 2.04(a)(iv) given by Seller to its customers in the Ordinary Course of Business prior to the Effective Time;

              (v)          any Liability arising after the Effective Time under a Seller Contract included in the Assets (other than any Liability arising under the Seller Contracts described on Part 2.04(a)(v) or any monetary Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(vi) any Liability of Seller described in Part Section 2.04(a)(vi).

          (b)          Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

              (i)          any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Effective Time other than to the extent assumed under Section 2.04(a)(iii), (iv) or (v);

              (ii)          any monetary Liability under any Contract assumed by Buyer pursuant to Section 2.04(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

              (iii)         any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Assets prior to the Effective Time, and (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement;

              (iv)          any Liability under any Contract not assumed by Buyer under Section 2.04(a), including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(v) any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property;

              (vi)          any Liability under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, subsidy of COBRA, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees (including COBRA payments or contributions of former employees for periods accruing after the Closing) or both;

(vii) any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(viii) any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(ix) any Liability of Seller to Shareholder or Related Person of Seller or Shareholder;

(x) any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xi) any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii) any Liability arising out of any Proceeding pending as of the Effective Time;

(xiii) any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening prior to the Effective Time;

(xiv) any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv) any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions;

(xvi) any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time; and,

(xvii) any Liability of Seller or Shareholder related to rent checks issued and outstanding that have not been cashed.

Section 2.05	ALLOCATION

          The Purchase Price (which shall include the Assumed Liabilities) shall be allocated among the Assets in accordance with Exhibit 2.05 After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code and the applicable Treasury Regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate). Buyer shall prepare and deliver IRS Form 8594 consistent with Exhibit 2.05 and the methodologies set forth therein, to Seller within forty-five (45) days after the Closing Date for Seller’s approval (not to be unreasonably withheld) and thereafter to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller or Shareholder shall contend or represent that such allocation is not a correct allocation.

Section 2.06	CLOSING

          The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of the Seller at 1800 East Via Burton Anaheim, CA 92806, commencing at 10:00 a.m. (local time) on the date hereof.

Section 2.07	CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          (a)          Seller and Shareholder, as the case may be, shall deliver to Buyer:

(i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

              (ii)          an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iii) Transition Services Agreement, duly executed by Shareholder;

(iv) Releases of all Encumbrances on the Assets, other than Permitted Encumbrances;

              (v)          Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State of Delaware and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation as specified in Part 3.01(a);

              (vi)          such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(vii) employment agreement in the form of Exhibit Section 2.07(a)(vii), executed by Jonathan Smith of Seller identified in Exhibit Section 2.07(a)(vii) (the “Employment Agreement”);

(viii) [intentionally omitted];

(ix) [intentionally omitted];

              (x)          a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.09 and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and

(xi) the Closing Financial Statements dated as of a date not earlier than one business day prior to the Closing.

(b) Buyer shall deliver to Seller and Shareholder, as the case may be:

(i) Eight hundred fifty thousand dollars ($850,000) by wire transfer of immediately available federal funds to an account specified by Seller in a writing delivered to Buyer on the Closing Date;

(ii) a certificate that demonstrates that Buyer is exempt from paying sales taxes in connection with the purchase of the Inventory within thirty (30) days after the Closing Date;

(iii) Transition Services Agreement, duly executed by Buyer;

(iv) the Assignment and Assumption Agreement executed by Buyer;

(v) the Employment Agreement executed by Buyer; and

              (vi)          a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

Section 2.08	ACCOUNTS RECEIVABLE ADJUSTMENT

          (a)          After Closing, Buyer shall use commercially reasonable efforts (consistent with the efforts historically used by Buyer prior to Closing) to collect the Closing Accounts Receivable. Buyer shall apply collections from each customer to the earliest open receivable due from that customer, unless otherwise specified by the customer or unless the payment clearly applies to a specific invoice. Buyer shall maintain complete records of all customer payments received by the Buyer and customer credits issued by the Buyer from the Closing Date until such time as all Closing Accounts Receivable have been collected (“Collected Accounts Receivable”), or remain uncollected and have been determined to be ninety (90) days past due (“Uncollected Accounts Receivable”)(provided that any such nonpayment is not attributable to Buyer’s failure to perform under a Seller Contract assumed by Buyer after the Closing Date), at which time Buyer shall deliver to Seller copies of such records (which records shall show the individual amounts of such payments and credits that were applied to the Closing Accounts Receivable), together with a statement (the “Accounts Receivable Statement”) as to which of the Closing Accounts Receivable were Collected Accounts Receivable and which were Uncollected Accounts Receivable. Seller shall notify Buyer of any objections to such Accounts Receivable Statement within ten (10) business days after Seller receives such documents. If Seller does not notify Buyer of any objections by the end of such 10-day period, then the amount of Collected Accounts Receivable and Uncollected Accounts Receivable shown on the Accounts Receivable Statement shall be considered final on the last day of such 10-day period. If Seller does notify Buyer of any objections by the end of such 10-day period, and Seller and Buyer are unable to resolve their differences within fifteen (15) calendar days thereafter, then the disputed amounts shall be submitted to an independent public accounting firm selected by Buyer and Seller (“Arbiter”) for resolution, with the costs thereof paid 50% by Seller and 50% by Buyer, and the Arbiter shall be instructed to deliver a final Accounts Receivable Statement to Seller and Buyer as soon as possible.

          (b)          In the event that the amount of the Collected Accounts Receivable as finally determined pursuant to Section 2.08(a) is less than $750,000, then within five (5) business days after the Accounts Receivable Statement is finalized as provided in Section 2.08(a), Seller and/or Shareholder shall pay to Buyer the amount by which the Collected Accounts Receivable is less than $750,000, but in no event shall Seller and Shareholder pay more than $100,000 (such amount, the “Adjustment Amount”). At the time of such payment (“A/R Adjustment Payment Date”), Buyer shall assign the Uncollected Accounts Receivable to Seller without recourse. If before the A/R Adjustment Payment Date, Buyer receives any payments on account of the Uncollected Accounts Receivable, then Buyer shall promptly notify Seller, and the amount of such payments shall be applied to reduce the Adjustment Amount. If, after the A/R Adjustment Payment Date, Buyer receives any payments on account of the Uncollected Accounts Receivable, then Buyer shall promptly remit the amount thereof to Seller. After the A/R Adjustment Date, Seller may attempt to directly collect the Uncollected Accounts Receivable, provided that, before submitting to a collection agency or initiating legal action against any customer of Buyer, Seller shall notify Buyer and afford Buyer sixty (60) calendar days to persuade the customer to pay or, at Buyer’s sole option, to purchase the Uncollected Accounts Receivable in question from Seller.

Section 2.09	CLOSING FINANCIAL STATEMENTS.

          (a)          Seller and Shareholder shall prepare an estimated balance sheet (“Closing Balance Sheet”) of Seller as of the Effective Time on the same basis and applying the same generally accepted accounting principles, policies and practices that were used in preparing the Balance Sheet, and certified to be true and correct in all material respects by the Chief Financial Officer of Shareholder and Seller. In addition, Seller and Shareholder shall prepare the following lists of Seller for the purpose of the Closing: Accounts Receivable (“Closing Accounts Receivable”) as set forth in Part 3.11, and Accounts Payable (“Closing Accounts Payable”) and Accrued Liabilities (“Closing Accrued Liabilities”) on the same basis and applying the same generally accepted accounting principles, policies and practices that were used in preparing the Balance Sheet and certified to be true and correct in all material respects (subject to it being an estimate) by the Chief Financial Officer of Shareholder and Seller. The Closing Balance Sheet, Closing Accounts Receivable, Closing Accounts Payable, and Closing Accrued Liabilities shall be defined as the “Closing Financial Statements.”

          (b)          Within 15 days after the Closing Date, Buyer shall prepare and deliver to Seller and Shareholder the final Closing Balance Sheet as of the Effective Time on the same basis and applying the same generally accepted accounting principles, policies and practices that were used in preparing the Balance Sheet, and certified to be true and correct in all material respects by the Chief Financial Officer of Buyer. Seller shall notify Buyer of any objections to such Closing Balance Sheet within fifteen (15) days after Seller receives such documents. If Seller does not notify Buyer of any objections by the end of such 15-day period, then Closing Balance Sheet shall be considered final on the last day of such 15-day period. If Seller does notify Buyer of any objections by the end of such 15-day period, and Seller and Buyer are unable to resolve their differences within 15 days thereafter, then the disputed amounts shall be submitted the Arbiter for resolution, with the costs thereof paid 50% by Seller and 50% by Buyer, and the Arbiter shall be instructed to deliver a final Closing Balance Sheet to Seller and Buyer as soon as possible. In the event, Liabilities on the final Closing Balance Sheet (excluding any Liabilities incurred on the Closing Date for deliveries of Inventory) are higher than the Liabilities on the estimated Closing Balance Sheet by more than $10,000, Buyer shall have the right to offset any such excess amounts against payments due to Amecon assumed hereunder.

Section 2.10	WAIVER OF CONSENTS.

          Buyer understands that Seller is not obtaining the Consent to the transfer of any Seller Contract or Governmental Authorization to Buyer and Buyer hereby waives any requirement under this Agreement or any Seller Contract, Governmental Authorization or Legal Requirement that Seller obtain such a Consent. Buyer shall either seek such Consents and/or obtain new Governmental Authorizations in the name of Buyer. To the knowledge of Seller, there is no material Seller Contract necessary to run the business of the Seller in excess of $10,000 value per annum that is non-transferable or that requires Consent to transfer, except any Seller Contract identified in Part 2.10.

ARTICLE 3.	REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

Seller and Shareholder represent and warrant, jointly and severally, to Buyer as follows:

Section 3.01	ORGANIZATION AND GOOD STANDING

          (a)          Part 3.01(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified would not have a material adverse effect on Seller.

          (b)          Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Part 3.01(b).

          (c)          Seller has no Subsidiary and does not own any shares of capital stock or other securities of any other Person.

Section 3.02	ENFORCEABILITY; AUTHORITY; NO CONFLICT

          (a)          This Agreement constitutes the legal, valid and binding obligation of Seller and Shareholder, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller and Shareholder of each other agreement to be executed or delivered by any or all of Seller and Shareholder at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholder, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors. Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which Shareholder is a party and to perform its obligations hereunder and thereunder.

          (b)          Except as set forth in Part 3.02(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

              (ii)          Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or its Shareholder, or any of the Assets, may be subject;

              (iii)          contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller excluding any Governmental Authorization that is not transferable, if any, by its terms or is transferable only with the written Consent of the issuing Governmental Body;

(iv) cause Buyer to become subject to, or to become liable for the payment of any Tax that accrued prior to the Closing;

              (v)          Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract except where such event would not have a material adverse effect on Seller;

(vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii) result in any shareholder of the Seller having the right to exercise dissenters’ appraisal rights.

          (c)          Except as set forth in Part 3.02(c) and except for Consents required under Seller Contracts or under Governmental Authorizations, neither Seller nor its Shareholder are required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.03	CAPITALIZATION

          The authorized equity securities of Seller consist of one thousand (1,000) shares of common stock, par value $0.01 per share, of which one hundred (100) shares are issued and outstanding, Shareholder is the record and beneficial owner and holder of the shares owned by it. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller. None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.

Section 3.04	FINANCIAL STATEMENTS

          Seller has delivered to Buyer:

          (a)          unaudited balance sheets of Seller as of January 31, 2010, February 28, 2010, March 31, 2010 and April 30, 2010 (the April 30, 2010 balance sheet is referred to as the “Balance Sheet”); and the related unaudited statements of income for the four (4) months then ended; all statements described herein certified to be true and correct in all material respects by the Chief Financial Officer of Shareholder and Seller;

          (b)          unaudited balance sheets of Seller as of December 31 in each of the fiscal years 2007 through 2009, and the related unaudited statements of income for each of the fiscal years then ended; all statements described herein certified to be true and correct in all material respects by the Chief Financial Officer of Shareholder and Seller; and,

          (c)          Intentionally omitted.

          Such financial statements fairly present in all material respects the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements referred to in this Section 3.04 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in any notes to such financial statements. The financial statements have been prepared from and are in accordance with the accounting Records of Seller.

          Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

Section 3.05	BOOKS AND RECORDS

          The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether the Seller is subject to that Section or not), including, to the Knowledge of Seller, the maintenance of an adequate system of internal controls.

Section 3.06	SUFFICIENCY OF ASSETS

          Except for the Excluded Assets or as set forth on Part 3.06, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller in all material respects and (b) include all of the operating assets of Seller.

Section 3.07	[Intentionally omitted]

Section 3.08	[Intentionally omitted]

Section 3.09	TITLE TO ASSETS; ENCUMBRANCES

          (a)          Intentionally omitted.

          (b)          Seller owns good and transferable title to all of its owned Assets free and clear of any Encumbrances other than those described in Part 3.09(b) (“Asset Encumbrances”). Seller warrants to Buyer that, at the time of Closing, the Assets shall be free and clear of all Asset Encumbrances other than those identified on Part 3.09(b) as acceptable to Buyer (“Permitted Encumbrances”).

Section 3.10	CONDITION OF FACILITIES

          (a)          Intentionally omitted.

          (b)          The Tangible Personal Property and Improvements taken as a whole are in normal operating condition ordinary wear and tear excepted, and are suitable for use in the Ordinary Course of Business. Except as disclosed in Part 3.10(b), all Tangible Personal Property used in Seller’s business is in the possession of Seller. Seller has provided regular maintenance and repair for the Tangible Personal Property owned by it without delayed deferred maintenance.

Section 3.11	ACCOUNTS RECEIVABLE

          All Accounts Receivable that are reflected on the Closing Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Except to the extent paid prior to the Closing Date, to the Knowledge of Seller such Accounts Receivable are collectible net of the respective reserves shown on the Closing Balance Sheet and Closing Accounts Receivable (which reserves to the Knowledge of Seller are adequate and calculated consistent with past practices). To the Knowledge of Seller, there is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Part 3.11 contains a complete and accurate list of all Closing Accounts Receivable as of the date of the Closing Financial Statements, which list sets forth the account, amount, invoice date, due date, and aging of each such Account Receivable. For the avoidance of doubt, Buyer shall have no recourse against Seller or Shareholder for any breach of the representations set forth in this Section 3.11 other than the adjustment procedure set forth in Section 2.08.

Section 3.12	INVENTORIES

          The Inventories, taken as a whole, consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller in all material respects except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Closing Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold, other than goods waiting to be shipped. All of the Inventories have been valued at the lower of cost or net realizable value on a first in, first out (FIFO) basis. Inventories now on hand that were purchased after January 1, 2010 were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase. To the Knowledge of Seller, the quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process Inventories are valued according to GAAP. Part 3.12 contains a complete and accurate list of all Inventories as of the date of the Closing Financial Statements, which list sets forth the identification, description, unit of measurement, quantity, price per unit, and standard value of each such Inventories. Part 3.12 also contains a list of all open purchase orders that require deliveries within sixty (60) days of the Closing Date.

Section 3.13	NO UNDISCLOSED LIABILITIES

          Except as set forth in Part 3.13, Seller has no Liability except for Liabilities reflected or reserved against in the Closing Balance Sheet, Liabilities incurred in the Ordinary Course of Business of Seller since January 1, 2010 and Liabilities not required by GAAP to be reflected on the Closing Balance Sheet.

Section 3.14	TAXES

          (a)          Tax Returns Filed and Taxes Paid. Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements. All Tax Returns and reports filed by Seller are true, correct and complete in all material respects. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Closing Balance Sheet. Except as provided in Part 3.14(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return. Since January 1, 2007, no claim has ever been made in writing or to the Knowledge of Seller threatened to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Encumbrances.

          (b)          Delivery of Tax Returns and Information Regarding Audits and Potential Audits. Seller has delivered or made available to Buyer copies of, and Part 3.14(b) contains a complete and accurate list of, all Tax Returns filed since December 31, 2007.

          To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.14(b). Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits. Except as provided in Part 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge. Except as described in Part 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.

          To the Knowledge of Seller, the charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes. To the Knowledge of Seller, there exists no proposed tax assessment or deficiency against Seller except as disclosed in the Closing Balance Sheet or in Section 3.14(c).

          (c)          Specific Potential Tax Liabilities and Tax Situations.

              (i)          Withholding. All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(ii) S Corporation. Seller is not an S corporation as defined in Code Section 1361.

          (d)          Future Tax Returns. Seller’s Shareholders will file or will cause to be filed, on a timely basis, all future Tax Returns of the Seller and all reports with respect to Taxes that are or will be required to be filed pursuant to applicable Legal Requirements.

Section 3.15	NO MATERIAL ADVERSE CHANGE

          Except as set forth on Part 3.15, since January 1, 2010, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller.

Section 3.16	EMPLOYEE BENEFITS

          (a)          No Employee Plan is subject to Title IV of ERISA or Sections 412 or 430 of the Code, and neither the Seller nor any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) has ever maintained, contributed to, participated or agreed to participate in any such Employee Plan.

          (b)          Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA or for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.

          (c)          Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

          (d)          The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents.

          (e)          Except for the transfer, continuation coverage, or subsidy requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

          (f)          With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute: (i) all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and (ii) Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

Section 3.17    COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

          (a)          Except as set forth in Part 3.17(a):

              (i)          To the Knowledge of the Seller, Seller is, and at all times since January 1, 2007 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

              (ii)         To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement in any material respect or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature; and,

              (iii)        Seller has not received, at any time since January 1, 2007, any written notice or other written communication from any Governmental Body regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any material nature.

          (b)          Part 3.17(b) contains a complete and accurate list of each material Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets. Each Governmental Authorization listed or required to be listed in Part 3.17(b) is valid and in full force and effect. Except as set forth in Part 3.17(b):

              (i)          To the Knowledge of the Seller, Seller is, and at all times since January 1, 2007 has been, in compliance in all material respects with the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17(b);

              (ii)         To the Knowledge of Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply in any material respect with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.17(b);

              (iii)        Seller has not received, at any time since January 1, 2007, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization in any material respect or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any material Governmental Authorization.

Section 3.18	LEGAL PROCEEDINGS; ORDERS

          (a)          Except as set forth in Part 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i) by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

              (ii)         that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a). To the Knowledge of the Seller, there are no Proceedings listed or required to be listed in Part 3.18(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

          (b)          Except as set forth in Part 3.18(b):

(i) there is no Order to which Seller, its business or any of the Assets is subject; and,

              (ii)        to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

(iii) intentionally omitted.

Section 3.19	ABSENCE OF CERTAIN CHANGES AND EVENTS

          Except as set forth in Part 3.19, since January 1, 2010, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

          (a)          change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;

          (b)          amendment to the Governing Documents of Seller;

          (c)          payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

          (d)           adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

          (e)           material damage to or destruction or loss of any Asset, whether or not covered by insurance;

          (f)          entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least ten thousand dollars ($10,000), excluding Contracts with customers in the Ordinary Course of Business;

          (g)          sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset, with a value in excess of ten thousand dollars ($10,000);

          (h)          to the Knowledge of Seller, no key people have left the Seller’s employment since January 1, 2010 and all such personnel are available for hire by Buyer at the Closing, except Steve Binnix;

          (i)          cancellation or waiver of any claims or rights with a value to Seller in excess of ten thousand dollars ($10,000);

          (j)          Contract by Seller to do any of the foregoing; or,

          (k)           written indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller.

Section 3.20	CONTRACTS; NO DEFAULTS

          (a)          Part 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of:

(i) each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of twenty five thousand dollars ($25,000);

(ii) each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of twenty five thousand dollars ($25,000);

(iii) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of ten thousand dollars ($10,000);

              (iv)         each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than ten thousand dollars ($10,000) and with a term of less than one year);

(v) each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi) each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

              (vii)         each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(viii) each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix) each power of attorney of Seller that is currently effective and outstanding;

(x) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xi) each Seller Contract for capital expenditures in excess of ten thousand dollars ($10,000);

(xii) each Seller Contract not denominated in U.S. dollars;

(xiii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; and,

(xiv) each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

          (b)          Except as set forth in Part 3.20(b), Shareholder may not acquire any rights under, and no Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets except for its obligations pursuant to the Transition Services Agreement.

          (c)          Set forth in Part 3.20(c) is the repayment schedule for the Amecon Debt (“Amecon Repayment Schedule”).

          (d)          Except as set forth in Part 3.20(d):

              (i)          To the Knowledge of Seller, Seller is in compliance in all material respects with all applicable terms and requirements of each Seller Contract in excess of $10,000 value per annum which is being assumed by Buyer and each such material Seller Contract is in full force and effect and can be assigned without the consent of any third party, except those listed in Part 2.10;

              (ii)         To the Knowledge of Seller, Seller and each other Person that has or had any obligation or liability under any Seller Contract which is being assigned to Buyer is in compliance in all material respects with all applicable terms and requirements of such Contract; and

(iii) The Seller has no Knowledge of any party to a Seller Contract who intends to terminate such Seller Contract.

          (e)          To the Knowledge of Seller, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

Section 3.21	INSURANCE

          (a)          Seller has delivered to Buyer:

              (i)          accurate and complete copies of all policies of insurance to which Seller is a party or under which Seller is or has been covered at any time since January 1, 2008, a list of which is included in Part 3.21(a); and

(ii) any statement by the auditor of Seller’s financial statements or any consultant or risk management advisor with regard to the adequacy of Seller’s coverage or of the reserves for claims.

          (b)          Part 3.21(b) describes:

(i) any self-insurance arrangement by or affecting Seller, including any reserves established thereunder; and

(ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk to which Seller is a party or which involves the business of Seller.

          (c)          Seller has provided to Buyer for the current policy year and each of the two (2) preceding policy years a summary of the loss experience under each policy of insurance.

          (d)          Except as set forth in Part 3.21(d), since January 1, 2007, Seller (i) has not been denied requested coverage, or (ii) had insurance cancelled or terminated (otherwise than upon expiration of the policy at the end of its term).

Section 3.22	ENVIRONMENTAL MATTERS

Except as disclosed in Part 3.22, to the Knowledge of Seller:

          (a)          Seller is, and at all times has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law in any material respect. Neither Seller nor its Shareholders have any basis to expect, nor have any of them or any other Person for whose conduct they are or may be held to be responsible received, any written order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or any Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

          (b)          There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility.

          (c)          Neither Seller nor its Shareholders have any Knowledge of or any basis to expect, nor have any of them, or any other Person for whose conduct they are or may be held responsible, received, any written citation, directive, inquiry, notice, Order, summons, or warning that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

          (d)          Neither Seller nor any other Person for whose conduct it is or may be held responsible has any material Environmental, Health and Safety Liabilities with respect to any Facility in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

          (e)          There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon. that requires a Remedial Action pursuant to applicable Environmental Laws. Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility except in material compliance with all applicable Environmental Laws.

          (f)          There has been no Release or, to the Knowledge of Seller, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or to the Knowledge of Seller any geologically or hydrologically adjoining property, whether by Seller that requires a Remedial Action pursuant to applicable Environmental Laws

          (g)          Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring in Seller’s possession pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

Section 3.23	EMPLOYEES

          (a)          Part 3.23(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; and current compensation paid or payable.

          (b)          [intentionally omitted].

          (c)          [intentionally omitted].

          (d)          Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement. During the ninety (90) day period prior to the date of this Agreement, Seller has terminated four (4) employees.

          (e)          To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

Section 3.24	LABOR DISPUTES; COMPLIANCE

          (a)          To the Knowledge of the Seller, Seller has complied in all material respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

          (b)          Except as disclosed in Part 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since January 1, 2007, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing or work stoppage involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other material labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) to the Knowledge of the Seller no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding is pending that would reasonably be expected to have a material adverse effect upon Seller or the conduct of its business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; and (viii) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

Section 3.25	INTELLECTUAL PROPERTY ASSETS

          (a)          The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

(i) Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii) all patents and patent applications (collectively, “Patents”);

(iii) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv) all rights in mask works;

              (v)        all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and,

(vi) all rights in internet web sites and internet domain names presently used by Seller (collectively “Internet Domain Names”).

          (b)          Part 3.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts directly relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than five thousand dollars ($5,000) under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened Proceedings with respect to any such Contract.

(c)

              (i)          Except as set forth in Part 3.25(c), to the Knowledge of the Seller, the Intellectual Property Assets are all those necessary in all material respects for the operation of Seller’s business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.25(c).

              (ii)         Part 3.25(c), describes Seller’s procedures with respect to obtaining from employees of Seller written Contracts with Seller that assign to Seller all rights to any inventions, improvements or discoveries relating to the business of Seller.

(d) Seller has no registered Patents or pending applications for a Patent.

(e) Seller has no registered Marks or pending applications for registration of a Mark.

(f) Seller has no registered Copyrights.

(g) Section 3.25(g):

              (i)          With respect to thermistor formulations owned by Seller, Seller maintains documentation (including thermistor formulations and manufacturing processes) relating to such thermistor formulations that, to Seller’s Knowledge, is sufficient in detail and content to identify and explain it and to allow its use by experienced personnel without reliance on the knowledge or memory of any individual, copies of which are located at the Facilities on the Closing Date.

(ii) To the Knowledge of Seller, Seller has taken reasonable precautions to protect the confidentiality of Trade Secrets.

              (iii)       To the Knowledge of Seller: (A) Seller owns and has the right to use the Trade Secrets; (B) the Trade Secrets are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller; and (C) no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(h)

(i) Part 3.25(h) contains a list of all Internet Domain Names.

(ii) All Internet Domain Names have been registered in the name of Seller.

              (iii)     To Seller’s Knowledge, no Internet Domain Name is now involved in any dispute, opposition, invalidation or cancellation Proceeding and no such action is threatened with respect to any Internet Domain Name.

Section 3.26	[Intentionally omitted]

Section 3.27    COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS

          (a)          To the Knowledge of Seller, since January 1, 2007, Seller and its Representatives have not violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

          (b)          Intentionally omitted.

          (c)          Intentionally omitted.

          (d)          To the knowledge of Seller, except as set forth in Part 3.27(d), Seller has at all times during the last five (5) years been in material compliance with all applicable Legal Requirements relating to export control and trade embargoes.

          (e)          To the knowledge of Seller, except as set forth in Part 3.27(e), during the last five (5) years Seller has not violated in any material respect the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized in any material respect under Section 999 of the Code. Except as set forth in Part 3.27(e), during the last five (5) years, to the Knowledge of Seller, Seller has not been a party to, is not a beneficiary under and has not performed any service or sold any product under any Seller Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

Section 3.28	[Intentionally omitted.]

Section 3.29	RELATIONSHIPS WITH RELATED PERSONS

          Except as disclosed in Part 3.29, no Related Person of either Shareholder or Seller has any interest in any Assets (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business other than the Excluded Assets. Neither Seller nor Shareholder nor any Related Person of any of them owns has an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.29, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller in any market presently served by Seller. Except as set forth in Part 3.29, neither Seller nor its Shareholder nor any Related Person of any of them is a party to any Seller Contract, or have any claim or right against any Assets of Seller that are being sold to Buyer.

Section 3.30	BROKERS OR FINDERS

          Except to Sargent Advisors LLC, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.

Section 3.31	[Intentionally omitted]

Section 3.32	SOLVENCY

          (a)          Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

          (b)          Immediately after giving effect to the consummation of the Contemplated Transactions, to the Knowledge of Seller: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such known debts and judgments in accordance with their terms.

Section 3.33	DISCLOSURE

          No representation or warranty or other statement made by Seller or its Shareholder in this Agreement and the Disclosure Letter contains any untrue statement of material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

Section 3.34	NO OTHER REPRESENTATIONS.

          Except as set forth in this Agreement (which shall include the Disclosure Letter and the certificates provided pursuant to Section 2.07(a)), Seller and Shareholder make no other representations or warranties, express or implied, including without limitation, warranties of merchantability or fitness for a particular purpose, representations or warranties contained in or arising from any confidential selling memorandum or similar documents concerning Seller or its business, or representations or warranties as to any forecasts, projections, budgets or other forward looking information provided to or obtained by Buyer or its representatives.

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Shareholder as follows:

Section 4.01	ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted. Buyer is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of California.

Section 4.02	AUTHORITY; NO CONFLICT

          (a)          This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreements and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

          (b)          Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of Buyer’s Governing Documents; (ii) any resolution adopted by the board of directors or the shareholders of Buyer; (iii) any Legal Requirement or Order to which Buyer may be subject; or, (iv) any Contract to which Buyer is a party or by which Buyer may be bound.

          Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.03	CERTAIN PROCEEDINGS

          There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

Section 4.04	BROKERS OR FINDERS

          Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

Section 4.05	SOLVENCY

          (a)          Buyer is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of Buyer’s assets.

          (b)          Immediately after giving effect to the consummation of the Contemplated Transactions, to the Knowledge of Buyer: (i) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Buyer will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer. The cash available to Buyer, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such known debts and judgments promptly in accordance with their terms.

ARTICLE 5.	COVENANTS OF SELLER

Section 5.01	CHANGE OF NAME

          On or before the Closing Date, Seller shall amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion.

Section 5.02	BULK SALES WAIVER

          Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

ARTICLE 6.	[INTENTIONALLY OMITTED]

ARTICLE 7.	[INTENTIONALLY OMITTED]

ARTICLE 8.	[INTENTIONALLY OMITTED]

ARTICLE 9.	[INTENTIONALLY OMITTED]

ARTICLE 10.	ADDITIONAL COVENANTS

Section 10.01	EMPLOYEES AND EMPLOYEE BENEFITS

          (a)       Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business who are:

(i) bargaining unit employees currently covered by a collective bargaining agreement or,

          (ii)         employed exclusively in Seller’s business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b) Employment of Active Employees by Buyer.

          (i)          Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Effective immediately before the Closing, Seller will terminate the employment of all of its Hired Active Employees.

          (ii)         Neither Seller nor its Shareholder nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Seller in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Seller promptly of the identities of those Active Employees to whom it will not make employment offers, and Seller shall assist Buyer in complying with the WARN Act as to those Active Employees.

          (iii)        It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

          (c)      Salaries and Benefits.

          (i)          Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments, if any, and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; (C) any and all payments to employees required under the WARN Act; and (D) the continuation of any medical insurance benefits of the employees of Seller through the end of May.

          (ii)        Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

          (d)      [intentionally omitted].

          (e)      No Transfer of Assets. Neither Seller nor Shareholder nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

          (f)      Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

          (g)      General Employee Provisions.

          (i)          Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.01 as may be necessary to carry out the arrangements described in this Section 10.01.

          (ii)          Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.01.

          (iii)         If any of the arrangements described in this Section 10.01 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv) Nothing in this Agreement is intended to make any employee of Seller or Buyer a third party beneficiary of this Agreement.

          (v)          Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension and subsidy of COBRA) maintained by Seller.

Section 10.02	PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER

          Seller shall pay in a timely manner all transfer Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements. Seller or Buyer (whichever is primarily responsible under applicable Legal Requirements) will, at such party’s own expense, file all necessary Tax Returns and other documentation with respect to all such transfer Taxes, and, if required by applicable Law, the applicable non-filing parties will join in the execution of any such Tax Returns and other documentation.

Section 10.03	PAYMENT OF OTHER RETAINED LIABILITIES

          In addition to payment of Taxes pursuant to Section 10.02, Seller shall pay, or make adequate provision for the payment or otherwise cause to be discharged, all of the Retained Liabilities and other Liabilities of Seller under this Agreement.

Section 10.04	PAYMENT OF ASSUMED LIABILITIES; AGREEMENT WITH RESPECT TO AMECON DEBT

          (a)          Buyer shall pay, or make adequate provision for the payment or otherwise cause to be discharged, all of the Assumed Liabilities and other Liabilities of Buyer under this Agreement.

          (b)          In the event that the holders of the Amecon Debt accelerate the repayment of amounts due under the Amecon Repayment Schedule solely because Seller did not obtain the consent of the holders of the Amecon Debt to the assumption of the Amecon Debt by the Buyer, Seller and Shareholder shall repay the balance of the Amecon Debt and thereafter Buyer shall repay Seller and Shareholder the amount so paid but on the terms of the Amecon Repayment Schedule.

Section 10.05	INSURANCE

          Seller shall cause Buyer to be named as an additional insured on its general liability insurance policies with respect to occurrences on or prior to the Closing Date.

Section 10.06	REPORTS AND RETURNS

          Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

Section 10.07	ASSISTANCE IN PROCEEDINGS

          Each party shall cooperate with the other parties and its counsel in the contest or defense of, and make available at reasonable times its personnel and provide any testimony and access to its books and Records reasonably requested in connection with, any Proceeding by any Third Party involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before or after the Closing Date involving any of the parties.

Section 10.08	NON-COMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

           (a)      Non-competition. For a period of five (5) years after the Closing Date, Seller and Shareholder (including any of their affiliates under their control) shall not, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee (whether as an owner, consultant, lender or otherwise,) the obligations of any Person engaged in or planning to become engaged in the manufacture or distribution of thermistors, magnetics, and capacitors (“Competing Business”), provided, however, that Seller and/or Shareholder may: (A) purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act and (B) engage in any other business, including the manufacture and sale of hearing aids, body-worn devices, and other products and devices, that use components that include thermistors, magnetics and/or capacitors but expressly excluding the right to manufacture thermistors, magnetics and capacitors for sale as separate components to third parties.

           (b)      Non-solicitation. For a period of five (5) years after the Closing Date, Seller and Shareholder shall not, directly or indirectly:

(i) solicit the business of any Person who is a customer of Buyer and who was a customer of Seller prior to the Closing on behalf of any Competing Business;

          (ii)         cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way intentionally interfere with its relationship with Buyer; or,

          (iii)        cause, induce or attempt to cause or induce any Person that, to the knowledge of the chief executive officer or chief financial officer of Shareholder, is a customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way intentionally interfere with its relationship with Buyer,

          (iv)        hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

           (c)      [intentionally omitted].

           (d)      Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.08(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.08 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.08 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

Section 10.09	CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

          After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or shareholders shall take any direct action that would materially and intentionally diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

Section 10.10	RETENTION OF AND ACCESS TO RECORDS

          After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices (but in no event less than seven (7) years) those Records of Seller delivered to Buyer. Buyer also shall provide Seller and Shareholder and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

Section 10.11	FURTHER ASSURANCES

          Subject to the proviso in Section 7.01, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

Section 10.12	FACILITY CLEANUP

          Within 15 days after the Closing Date, Buyer shall cause the Press Room (as hereinafter defined) to be vacuum cleaned. Upon cleaning the Seller shall pay the Buyer the lesser of the cost of the cleaning or $3,000 upon presentation of a final invoice. “Press Room” means the area of the currently leased Facility where the thermistor products are manufactured.

ARTICLE 11.	INDEMNIFICATION; REMEDIES

Section 11.01	SURVIVAL

          All representations, warranties, covenants and obligations in this Agreement and the Disclosure Letter shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.07. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

Section 11.02	INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND SHAREHOLDER

          Seller and Shareholder, jointly and severally, will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

          (a)          any Breach of any representation or warranty made by Seller or its Shareholder in (i) this Agreement and the Disclosure Letter, (iii) any certificates delivered pursuant to Section 2.07;

          (b)          any Breach of any covenant or obligation of Seller or its Shareholder in this Agreement;

          (c)          any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

          (d)          any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or its Shareholder (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

          (e)          any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date;

          (f)           intentionally omitted;

          (g)          any noncompliance with any Bulk Sales Laws in respect of the Contemplated Transactions;

          (h)          any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller;

          (i)           any Employee Plan established or maintained by Seller; or,

          (j)          any Retained Liabilities.

Section 11.03  Section 11.03 INDEMNIFICATION AND REIMBURSEMENT BY SELLER—ENVIRONMENTAL MATTERS

          In addition to the other indemnification provisions in this Article 11, Seller and Shareholder, jointly and severally, will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation required by Environmental Law) arising from or in connection with any Environmental, Health and Safety Liabilities arising out of or relating to the ownership or operation by Seller prior to the Closing Date of any of the Facilities, Assets or the business of Seller.

Section 11.04	INDEMNIFICATION AND REIMBURSEMENT BY BUYER

          Buyer will indemnify and hold harmless Seller, Shareholder and their respective Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”), and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

          (a)          any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

          (b)          any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

          (c)          any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

          (d)          any Liability of Buyer with respect to bargaining with any Active Employees prior to or subsequent to the Closing;

          (e)          any Liability arising out of the ownership or operation of the Assets which accrued after the Effective Time other than the Retained Liabilities;

          (f)          any product or component thereof manufactured by or shipped, or any services provided by, Buyer, in whole or in part, after the Closing Date; or,

          (g)          any Assumed Liabilities.

Section 11.05	LIMITATIONS ON AMOUNT—SELLER AND SHAREHOLDER

          (a)          Seller and Shareholder shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.02(a) until the total of all Damages with respect to such matters exceeds ten thousand dollars ($10,000). However, this Section 11.05(a) will not apply to claims under Section 11.02(b) through (j) or to matters arising in respect of Sections 3.14 (Taxes), 3.22 (Environmental Matters) and 3.30 (Brokers and Finders), or to any Breach of any of Seller’s and Shareholder’ representations and warranties that constitutes fraud.

          (b)          Seller’s and Shareholder’s total liability under this Article 11, shall not exceed, in the aggregate, three hundred and twenty five thousand dollars ($325,000.00) (the “Basic Cap”); except that Seller’s and Shareholder’s total liability under Section 11.03 shall not exceed four hundred and twenty five thousand ($425,000.00) less any liability under the other provisions of this Article 11 (the “Environmental Cap”). For the avoidance of Doubt: (i) claims under any provision of Article 11 (including Section 11.03) shall be applied to determine whether the Basic Cap limitation and the Environmental Cap limitation have been met and (b) in no event shall Seller’s and Shareholders total liability under this Agreement exceed four hundred and twenty five thousand ($425,000.00).

Section 11.06	LIMITATIONS ON AMOUNT—BUYER

          (a)          Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.04(a) until the total of all Damages with respect to such matters exceeds ten thousand dollars ($10,000). However, this Section 11.06 will not apply to claims under Section 11.04(b) through (g) or matters arising in respect of Section 4.04 (Brokers or Finders) or to any Breach of any of Buyer’s representations and warranties that constitutes fraud.

          (b)          Buyer’s total liability under this Article 11, shall not exceed, in the aggregate, two hundred and fifty thousand dollars ($250,000.00), excluding amounts payable in respect of the Purchase Price.

Section 11.07	TIME LIMITATIONS

          (a)          Seller and Shareholder will have liability (for indemnification or otherwise) only if on or before [insert date 18 months after Closing Date], Buyer notifies Seller and Shareholder of a claim in writing specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

          (b)          Buyer will have liability (for indemnification or otherwise) only if on or before [insert date 18 months after Closing Date], Seller or Shareholder notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholder.

Section 11.08	RIGHT OF SETOFF; ESCROW

          Upon notice to the other party specifying in reasonable detail the basis therefore, any party may set off any amount to which it may be entitled under this Article 11 against any amounts otherwise payable to such other party. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit any party in any manner in the enforcement of any other remedies that may be available to it.

Section 11.09	THIRD-PARTY CLAIMS

          (a)          Promptly after receipt by a Person entitled to indemnity under Section 11.02 or 11.04 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

          (b)          If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.09(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

          (c)          Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim at its expense, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

          (d)          [intentionally omitted]

          (e)          With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

          (f)          With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 11.10	OTHER CLAIMS

          A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly following resolution of such matter.

Section 11.11	EXCLUSIVE REMEDY

          With the exception of claims based upon fraud, or for specific performance, injunctive or other equitable relief, resort to indemnification under this Article 11 shall be the sole and exclusive right and remedy of the parties under this Agreement or otherwise.

Section 11.12	NO CONSEQUENTIAL DAMAGES

          For purposes of this Agreement, no party shall be liable to any other party for any punitive, consequential, indirect, special or incidental damages and such items are not recoverable under this Agreement; provided, however, that this Section shall not apply to any such damages to the extent they are Third Party Claims.

Section 11.13	ADJUSTMENT TO PURCHASE PRICE.

          The parties hereto agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes unless a Final Tax Determination with respect to the Indemnified Person or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for federal income Tax purposes. For purposes of this Agreement, “Final Tax Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and, (ii) with respect to Taxes other than federal income Taxes, any final determination of Liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through a proceeding or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations).

Section 11.14	REDUCTION FOR TAX BENEFITS.

          All payments made pursuant to this Article 11 shall be reduced by any Tax Benefits received by the Buyer in respect of Damages. For purposes hereof, “Tax Benefit” in respect of Damages shall mean any refund of Taxes paid or reduction in the amount of Taxes that otherwise would have been paid but for such Damages. A Tax Benefit is received (a) upon the filing of an annual Tax Return that shows a reduction in positive Tax liability representing such Tax Benefit (but not a refund) or (b) upon receipt of a Tax refund representing such Tax Benefit.

Section 11.15	[intentionally omitted]

ARTICLE 12.	CONFIDENTIALITY

Section 12.01	DEFINITION OF CONFIDENTIAL INFORMATION

          (a)          As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller, Buyer or Shareholder that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Shareholder, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i) all information that is a trade secret under applicable trade secret or other law;

               (ii)         all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

               (iii)       all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and,

               (iv)       all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

          (b)          Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Shareholder hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

Section 12.02	RESTRICTED USE OF CONFIDENTIAL INFORMATION

          (a)          Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Shareholder (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller and Shareholder shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Shareholder, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer, Seller and Shareholder shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

          (b)          Unless and until this Agreement is terminated, Seller and Shareholder shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller relating to any of the Assets or the Assumed Liabilities. .

          (c)          From and after the Closing, the provisions of Section 12.02(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller or Shareholder relating to any of the Assets or the Assumed Liabilities.

Section 12.03	EXCEPTIONS

          Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

Section 12.04	LEGAL PROCEEDINGS

          If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.04 do not apply to any Proceedings between the parties to this Agreement.

Section 12.05	[INTENTIONALLY OMITTED]

Section 12.06	ATTORNEY-CLIENT PRIVILEGE

          The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE 13.	GENERAL PROVISIONS

Section 13.01	EXPENSES

          Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.

Section 13.02	PUBLIC ANNOUNCEMENTS

          Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the parties mutually determine. Nothing in this Agreement shall restrict Shareholder’s ability to make filings and disclosures required under federal or state securities Legal Requirements or stock exchange rules.

Section 13.03	NOTICES

          All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller and Shareholder (before and after the Closing):

Name:	IntriCon Corporation
Attention:	Scott Longval
Address:	1260 Red Fox Road, Arden Hills, MN 55112
Facsimile:	(651) 636-9503
E-mail:	slongval@intricon.com

with a mandatory copy to Seller’s counsel:

Name:	Blank Rome LLP
Attention:	Francis E. Dehel
Address:	One Logan Square, Philadelphia PA 19103
Facsimile:	215-832-5532
E-mail:	dehel@blankrome.com

Buyer:

Name:	Shackleton Equity Partners LLC
Attention:	Mark Schelbert
Address:	501 Colorado Avenue, Suite 310, Santa Monica, CA 90401
Facsimile:	(310) 733-5658
E-mail:	mschelbert@shackletonequity.com

with a mandatory copy to Buyer’s counsel:

Name:	Jannol Law Group
Attention:	Martin B. Jannol
Address:	1901 Avenue of the Stars, Suite 1010, Los Angeles, CA 90067
Facsimile:	(310) 788-3433
E-mail:	mj@jannollawgroup.com

Section 13.04	JURISDICTION; SERVICE OF PROCESS

          Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Delaware of, or, if it has or can acquire jurisdiction, in the United States District Court for the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

Section 13.05	ENFORCEMENT OF AGREEMENT

          Each of the parties acknowledge and agree that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by such party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 13.06	WAIVER; REMEDIES CUMULATIVE

          The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 13.07	ENTIRE AGREEMENT AND MODIFICATION

          This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 13.08	DISCLOSURE LETTER

          (a)          The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Shareholder as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

          (b)          The statements in the Disclosure Letter, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement; provided, however, that the disclosures in any Section or subsection of the Disclosure Letter shall qualify other applicable Sections and subsections if the applicability of such disclosure to the subject matter of such other Sections or subsections is reasonably apparent on its face.

Section 13.09	ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

          No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions; provided, however, Seller and Shareholder shall not be required to obtain the express prior written consent of Buyer in connection with its assignment of this Agreement or any of its rights or obligations hereunder in connection with any reorganization of, or transfer of Assets to, any subsidiary of either of them or in connection with the merger, consolidation, reorganization or sale of all or substantially all of the stock or Assets of the Shareholder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.09.

Section 13.10	SEVERABILITY

          If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.11	CONSTRUCTION

          The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

Section 13.12	TIME OF ESSENCE

          With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 13.13	GOVERNING LAW

          This Agreement will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

Section 13.14	EXECUTION OF AGREEMENT

          This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 13.15	SHAREHOLDER OBLIGATIONS

          The liability of Shareholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, Shareholder undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, Shareholder shall be jointly and severally liable with Seller for the indemnities set forth in Article 11, subject to the limitations set forth therein.

Signatures Page to Follow.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Buyer:

RTIE Holdings LLC

By:	/s/ Mark Schelbert
Its:	Manager

Seller:

RTI Electronics, Inc.

By:	/s/ Scott Longval
Its:	CFO

Shareholder:

IntriCon Corporation

By:	/s/ Scott Longval
Its:	CFO

[Signature page to Asset Purchase Agreement]